Exhibit 10.1

GULFPORT ENERGY CORPORATION

2020 INCENTIVE PLAN

1.    Purpose.

The purpose of Gulfport Energy, Inc. 2020 Incentive Plan (the “Plan”) is intended to provide Gulfport Energy Corporation (the “Company”), and any successor thereto, a means by which it can engender and sustain a sense of personal commitment on the part of its selected employees in the continued growth, development and success of the Company and encourage them to remain with, and devote their best efforts to the business of, the Company, thereby advancing the interests of the Company and its shareholders. In connection with such purpose, the Company may award to such employees incentive compensation opportunities, which are tied to the achievement of one or more performance goals, and service based compensation opportunities, in each case, based on the terms and conditions established herein.

2.    Definitions.

Except as otherwise defined above, expressly provided or as the context otherwise requires, the following terms, as used herein, will have the following meanings (it being understood that financial and accounting terms are used as defined for purposes of, and will be determined in accordance with, United States generally accepted accounting principles, as from time to time in effect, as applied and included in the consolidated financial statements of the Company, prepared in the ordinary course of business):

(a)    “Administrator” means the Board or a committee thereof to which the Board has delegated authority to administer the Plan in accordance with Section 3.

(b)    “Award” means an Incentive Award and/or Standard Award, granted pursuant to the Plan and the applicable Award Agreement.

(c)    “Award Agreement” means a means a written or electronic agreement entered into between the Company and a Participant or other documentation issued by the Company, in either case setting forth the terms and conditions applicable to an Award granted under the Plan.

(d)    “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time, the satisfaction of performance goals, or both. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

(e)    “Board” means the Board of Directors of the Company.

(f)    “Change in Control” means:

(i)    The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”));

(ii)    The individuals who constitute the Board (the “Incumbent Directors”) as of the beginning of the period cease for any reason to constitute at least a majority of the Board. Any individual becoming a director whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for Director without objection to the nomination) will be an Incumbent Director. No individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be an Incumbent Director;

(iii)     The adoption of a plan relating to the liquidation or dissolution of the Company; or

(iv)     The consummation of any transaction (including, without limitation, any merger, consolidation or exchange) resulting in any Person or Group (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) becoming the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 30% of the combined voting power (which voting power shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote, but not assuming the exercise of any warrant or right to subscribe to or purchase those shares) of the continuing or surviving entity’s securities outstanding immediately after such transaction, or the consummation of any transaction in which more than 50% of the combined voting power of the surviving entity immediately after such transaction is owned, directly or indirectly, by persons who were not stockholders of the Company immediately prior to such merger, consolidation, reorganization or sale of stock; provided, however, that in making the determination of ownership by the stockholders of the Company, immediately after the reorganization, equity securities which persons own immediately before the reorganization as stockholders of another party to the transaction shall be disregarded.

The foregoing notwithstanding, a transaction will not constitute a Change in Control if (x) its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before the transaction; (y) it constitutes an initial public offering or a secondary public offering that results in any security of the Company being listed (or approved for listing) on any securities exchange or designated (or approved for designation) as a security on an interdealer quotation system; or (z) solely because 50% or more of the total voting power of the Company’s then outstanding securities is acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans of the Company or any parent corporation or subsidiary corporation of the Company (as defined in Code Sections 424(e) and (f)), or (2) any company that, immediately before the acquisition, is owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company immediately before the acquisition.

(a)     “Code” means the Internal Revenue Code of 1986, as amended.

(b)    “Effective Date” means the date of adoption specified in Section 7.

(c)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(d)    “Incentive Award” means, with respect to a Participant, an Award that provides for performance-based vesting conditions based on the achievement of the Performance Factors and Performance Targets applicable thereto, which vesting also may be subject to the Participant’s continued employment or performance of services for the Company throughout the relevant Performance Period or such other date(s) specified in the Award Agreement.

(e)    “Maximum Achievement” means, with respect to an Incentive Award for any Performance Period, the maximum the level of achievement under one or more Performance Targets that is required for compensation to be paid at the maximum bonus level, which may be determined by the Administrator in accordance with Section 5 below.

(f)    “Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent

Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) will be an Incumbent Director. No individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be an Incumbent Director.

(g)    “Participant” means an officer or employee of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein.

(h)    “Performance Factors” means, with respect to an Incentive Award for any Performance Period, the criteria and objectives, determined by the Administrator, used to measure the Performance Targets which must be met during such Performance Period as a condition of the Participant’s receipt of payment with respect to an Incentive Award. Performance Factors may include, but are not limited to, any or all of the following: revenue; net sales; operating income; earnings before all or any of interest expense, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”); growth of oil and natural gas production; growth of estimated or proved reserves; capital efficiency based on revenue per barrel of oil equivalent (“BOE”) produced; lease operating expenses; general and administrative expenses; net cash provided by operating activities or other cash flow measurements; working capital and components thereof; return on equity or average stockholders’ equity; total stockholder return; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; stock price; earnings per share; earnings from continuing operations; net worth; credit rating; levels of expense, cost or liability by category, operating unit or any other delineation; or any increase or decrease of one or more of the foregoing over a specified period. Such Performance Factors may relate to the performance of the Company, a business unit, product line, territory, or any combination thereof. Performance Factors may also include such objective or subjective performance goals as the Administrator may, from time to time, establish. Subject to Section 5(b) hereof, the Administrator will have the sole discretion to determine whether, or to what extent, Performance Factors are achieved.

(i)    “Performance Period” means, with respect to an Incentive Award, the Company’s fiscal year or such other period as may be specified by the Administrator.

(j)    “Performance Target” means, with respect to an Incentive Award for any Performance Period, the specific performance goals applicable to any Performance Factor specified by the Administrator that are established to determine the amount payable to a Participant as a condition of the Participant’s receipt of payment (or payment level) with respect to an Award. Such performance goals may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable company or an index covering multiple companies, or otherwise as the Administrator may determine.

(k)    “Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, governmental entity or political subdivision thereof, or any other entity, and includes a syndicate or group as such terms are used in Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(l)    “Standard Award” means, with respect to a Participant, an Award that provides for time-based vesting conditions based on such Participant’s continued employment or performance of services for the Company until the relevant vesting date(s) specified in the Award Agreement (or, in lieu thereof, an Award that provides for time-based repayment conditions with respect to a Participant, in the event of such Participant’s failure to perform the requisite continued employment or services until such date(s)).

(m)    “Target Achievement” means, for a Participant for any Performance Period, the level of achievement under one or more Performance Targets that is required for compensation to be paid at the target bonus level, which may be determined by the Administrator in accordance with Section 5 below.

(n)    “Threshold Achievement” means, with respect to an Incentive Award for any Performance Period, the minimum the level of achievement under one or more Performance Targets that is required for compensation to be paid at the threshold bonus level, which may be determined by the Administrator in accordance with Section 5 below.

3.    Administration.

The Plan will be administered by the Administrator. The Administrator will have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards will be granted; to determine their terms, conditions, restrictions and performance criteria, including, as applicable, Performance Factors and Performance Targets relating to any Incentive Award; determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, or surrendered; to specify and make adjustments in the Performance Targets relating to any Incentive Award in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to determine the terms of each Award Agreement (which shall not be inconsistent with the Plan) and who must sign such Award Agreement; to construe and interpret the Plan and any Award Agreement; to prescribe, amend and rescind rules and regulations relating to the Plan or Award Agreement; to determine any other terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Board may delegate its authority to administer the Plan to a compensation committee. If the Board delegates its responsibility with respect to the administration of the Plan to a compensation committee thereof, the Administrator will consist of two or more persons each of whom will be an “independent director” for purposes of any exchange under which the Company’s shares are publicly-traded.

The Administrator and any members thereof will be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company, the Company’s independent certified public accountants, consultants or any other agent assisting in the administration of the Plan. The Administrator, any members of the compensation committee and any officer or employee of the Company acting at the direction or on behalf of the Administrator will not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and will, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

All decisions, determinations and interpretations of the Administrator will be final and binding on all persons, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant).

4.    Eligibility.

Awards may be granted to Participants in the sole discretion of the Administrator. Each Award shall be subject to an Award Agreement, it being understood that a single Award Agreement may relate to a concurrent grant of a Standard Award and Incentive Award in respect of a Participant. In determining the persons to whom Awards may be granted, the terms and conditions of such Awards, including, as applicable, the Performance Factors and Performance Targets relating to any Incentive Award, the Administrator will take into account such factors as the Administrator deems relevant in connection with accomplishing the purposes of the Plan.

5.    Terms of Awards.

Awards granted pursuant to the Plan may be communicated to Participants in such form of Award Agreement as the Administrator from time to time approves and the terms and conditions of such Awards will be set forth therein.

(a)    In General. The Administrator will specify the terms and conditions with respect to an Award, including the vesting conditions thereunder, and with respect to any Incentive Award, (i) the Performance Period, (ii) the Performance Factors and the Performance Targets, (iii) the Threshold Achievement, Target Achievement and Maximum Achievement levels, as applicable, for the Performance Targets, and (iv) the payout opportunity, as applicable, for Threshold Achievement, Target Achievement, and Maximum Achievement levels.

(b)    Time and Form of Payment. Unless otherwise determined by the Administrator, all payments in respect of an Award granted under this Plan will be made, in cash, at the time(s) specified in the applicable Award Agreement, but, in any event, in the case of an Award designed not to be deferred compensation within the meaning of Code Section 409A, not later than the latest date at which such Awards will still qualify for the exemption from Code Section 409A applicable to short-term deferrals.

(c)    Incentive Award Discretionary Adjustments. The Administrator may, in its discretion, at any time establish (and, once established, rescind, waive or amend) performance conditions that relate to any Incentive Award (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan, including to reduce the amount this is (or may be) earned under such an Incentive Award at any time prior to payment based on such criteria as it may determine, including but not limited to individual merit and the attainment of specified levels of one or any combination of the Performance Factors.

(d)    Incentive Award Certification. Prior to the payment with respect to any Incentive Award, the Administrator must previously have certified in writing that the Performance Target requirement applicable to such Incentive Award was met.

(e)    Maximum Individual Bonus. Notwithstanding any other provision hereof, no Participant may be granted Awards under the Plan, or any similar arrangement, for any one calendar year with an aggregate grant date value or target-value, as the case may be, in excess of the lesser of : (i) 750% of the Participant’s highest base salary during such calendar year, or (ii) $6 million dollars.

(f)    Express Authority for Acceleration of Payment. Without limiting the Administrator’s authority under other provisions of the Plan, but subject to any express limitations of the Plan, the Administrator will have the authority to accelerate payment of an Award that is designed not to be deferred compensation within the meaning of Code Section 409A and to waive restrictive conditions for an, in such circumstances as the Administrator deems appropriate.

6.    General Provisions.

(a)    Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan, will be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b)    Nontransferability. Awards will not be transferable by a Participant except upon the Participant’s death following the end of the Performance Period but prior to the date payment is made, in which case the Award will be payable to the Participant’s designated beneficiary or, if no beneficiary has been designated, transferable by will or the laws of descent and distribution.

(c)    No Right to Continued Employment or Services. Nothing in the Plan or in any Award granted pursuant hereto will confer upon any Participant the right to continue in the employ of, or to continue providing services to, the Company or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment or service relationship.

(d)    Withholding Taxes. Where a Participant or other person is entitled to receive a payment pursuant to an Award hereunder, the Company will have the right to withhold or otherwise require the Participant or such other person to pay to the Company the amount of any taxes that the Company may be required to withhold before delivery to such Participant or other person of such payment.

(e)    Amendment, Termination and Duration of the Plan. The Administrator may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires stockholder approval in order for the Plan to continue to comply with or be exempt from Code Section 409A will be effective unless the same is approved by the requisite vote of the stockholders of the Company.

(f)    Participant Rights. No Participant will have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

(g)    Termination of Employment or Services. Unless otherwise provided in an Award Agreement or by the Administrator in connection with specified terminations of employment or other service relationship with the Company, if the employment of a Participant terminates for any reason prior to the time such Award becomes vested, no amount that remains unvested in connection with such termination will be payable to such Participant. A Participant whose termination is due to his or her death or disability will be entitled to earn a prorated Incentive Award based on the number of days he or she was employed by the Company, or engaged to provide services to the Company, during the applicable Performance Period, such Incentive Award to be paid, if at all, to such Participant (or such Participant’s beneficiary, in the case of such Participant’s death) at the same time such Incentive Award would have been paid if such termination had not occurred.

(h)    Recoupment. Notwithstanding any other language in this Plan, the Committee may recoup all or any portion of any compensation paid to a Participant, in the event of a restatement of the Company’s financial statements or as may otherwise be set forth in the Company’s clawback policy, if any, approved by the Company’s Board from time to time.

(i)    Change in Control. Except as otherwise provided in an Award Agreement, in the event of a Change in Control, (i) each Participant will be paid the amount payable for Target Achievement with respect to any Incentive Award and (ii) each Standard Award will remain outstanding in accordance with its terms. The payment will be made within ten (10) days following the consummation (closing date) of the Change in Control transaction.

(j)    Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement will give any such Participant any rights that are greater than those of a general creditor of the Company.

(k)    Governing Law. The Plan and all determinations made and actions taken pursuant hereto will be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(l)    Beneficiary. A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant and an Award is payable to the Participant’s beneficiary, the executor or administrator of the Participant’s estate will be deemed to be the grantee’s beneficiary.

(m)    No Impairment of Rights. The adoption or administration of the Plan is not intended, nor will it be interpreted, as having the effect of modifying, altering, adding or impairing any right that a Participant may have under an Award Agreement or other separate agreement entered into between the Company or any of its subsidiaries and such Participant.

(n)    Section 409A. It is intended that any amounts payable with respect to any Award under this Plan and any Award Agreements thereunder will to the maximum extent possible be treated as short-term deferrals within the meaning of Treas. Regs. §1.409A-1(b)(4) or other payments that are not treated as nonqualified deferred compensation and will not be aggregated with other nonqualified deferred compensation plans or payments. To the extent that any amounts payable under this Plan or any Award Agreements constitute nonqualified deferred compensation it is intended that such payments will comply with and avoid the imputation of any tax, penalty or interest under Code Section 409A. This Plan and any Award Agreements will be construed and interpreted consistent with that intent. Any amount that is paid will be treated as a separate payment. Participants will not, directly or indirectly designate the taxable year of any payment made under this Plan. Neither Company nor any of its subsidiaries guaranty or warrant the tax consequences of any Award under this Plan and, except as specifically provided to the contrary in this Plan, each Participant will in all cases, be liable for any taxes due as a result of an Award under this Plan. Neither Company nor any of its subsidiaries will have any obligation to indemnify or otherwise hold any Participant harmless from any or all taxes, interest or penalties, or liability for any damages related thereto.

7.    Execution and Term.

To record the adoption of the Plan by the Board on March 16, 2020 (the “Effective Date”), effective on such date (and for the avoidance of doubt, Incentive Awards hereunder may relate to the calendar or fiscal year in which the Effective Date occurs), the Company has caused its authorized officer to execute the Plan as evidence of its adoption. This Plan shall remain in effective until it is terminated by the Board. After termination of the Plan, no future awards may be made. However, all Awards granted before such termination will continue to be effective in accordance with their terms and conditions.

Gulfport Energy Corporation
a Delaware corporation

By:	/s/ David M. Wood
David M. Wood
President, Chief Executive Officer and Director